EXHIBIT 6 TO:

Second AMENDED PRELIMINARY OFFERING CIRCULAR -

PART III. ITEM 17. 6. OF THE INSTRUCTIONS TO FORM 1-A -

MATERIAL CONTRACT

November 11, 2021

ISSUER: Steamline USA, Inc.

S.E.C. CIK # 0001877566 / S.E.C. File No.: 024-11628


REDACTION NOTICE - PURSUANT TO PART 6. (b)(2)
The Issuer has redacted, pursuant to the Item 17 instructions, from the attached copy of its material contract, only the banking information by which the buyer, was and is, to pay to the seller/issuer, the contract price.

Section 5.3 of the attached exhibit, has been fully redacted.

The redacted information was redacted from that portion of the exhibits which is marked with brackets, [ and ].

The issuer treats this information as confidential, as such would constitute a clearly unwarranted invasion of the issuers privacy. In addition, disclosure of such information would cause significant security risks, which, were the information to be made public, would allow persons to illegally withdraw funds from the said bank account.


Copyright Transfer Contract for the Script of "Panda and love"

Party A (Transferor): Streamline USA inc.
Legal Representative: Ruben igielko-Herrlich
Address: 11264 playa ct, Culver City, CA 90230
Tel.: +1 310-397-2300
E-mail: streamlineusa2021@gmail.com

Party B (Transferee): Golden Renaissance Culture Media Co.Ltd
Legal Representative: Mei Wang
Address: 99 Huangpu Rd, Shanghai Bund International Tower, Room 707,Hongkou Shanghai
Tel.: +86-18019047100
E-mail: 965767076@qq.com

Based on the principles of free will, equality, mutual benefit, honesty and credit, both parties, upon friendly and full negotiations, have reached an agreement that Party A shall transfer all the copyrights of the script of " Panda and love" (hereinafter referred to as "the Script") for which Party A has complete and full copyrights to Party B. This Transfer Contract has been entered into and shall be abode by:

Article 1 Basic Information on Script Transfer

1.1 Script name:" panda and love ";

1.2 Contents and form of the Script: including but not limited to such contents as story synopsis, episode briefs, literary scripts, biographies of characters, dialogue scripts and shooting;

1.3 Source of the Script: The Script was created by a third party entrusted by Party A and completed in October, 2020.

Article 2 Transfer of Script Copyright
2.1 Both Parties unanimously agree and confirm that Party A irrevocably transfers all the copyrights of the Script and any other related rights for which Party A has complete and full copyrights to Party B; Party B agrees to transfer and accept all the copyrights of the Script and any other related rights from Party A, and pays the copyright transfer fee to Party A according to the Contract. After Party A receives the full amount of the copyright transfer fee, the copyright shall be owned by Party B:

2.2 Time of copyright transfer
Both Parties unanimously agree and confirm that Party A shall no longer enjoy any copyright of the Script except the authorship of the Script from the date on which Party B pays the full amount of the copyright transfer fee agreed in
Article 5.1 of the Contract to Party A according to Article 5 of the Contract, and Party B shall enjoy all the copyrights of the Script completely and fully by then;

2.3 The copyrights of the Script and any other related rights referred to in this Contract include but are not limited to: all the copyrights of the Script except the authorship, the ownership of all carriers (paper, USB disks, CDs and hard disks, etc., except those that can be separated from the script contents) recording the script contents, and the rights to independently defend rights (including litigation and non-litigation methods) due to infringement of the script copyrights (except the authorship) by a third party before, during and after the effective date of this Contract;

2.4 The Script referred to in this Contract refers to all the contents and forms of expression of the Script, including but not limited to any contents, story synopsis, episode briefs, literary scripts, biographies of characters, dialogue scripts and shooting scripts, etc. of the Script.

Article 3 Guarantee of Rights
3.1 Party A guarantees that as the Transferor, Party A owns or has obtained all the complete and full copyrights of the Script before the contract comes into effect, and Party A owns the complete and full copyrights of the Script without any right disputes, Party A has the right to sign and fully perform all the stipulations of this Contract without any restrictions;

3.2 Party A guarantees that before this Contract comes into effect, there is no right defect in the Script that violates the provisions of national laws and regulations, infringes the interests of the State, the collective or the public, or infringes the copyright and other legitimate rights and interests of any third party; Party B accepts and exercises the copyrights and all other related rights of the Script according to the Contract, and Party B's use of any content of the Script in any way after the Contract comes into effect is not restricted by any third party, and does not infringe the copyrights and other legitimate rights and interests of any third party;

3.3 Party A guarantees that before Party A delivers all the contents, forms of expression and carriers of the Script to Party B in accordance with this Contract, Party A has not and will not disclose any contents of the Script to a third person (except the author of the Script and Party B) in any way, including but not limited to: publish the Script in any magazines, newspaper, periodicals, websites and other media, issue the Script in other ways, publish the Script in any way, and disclose the contents of the Script to a third person (except the author of the Script and Party B);

3.4 Party A guarantees that before the Contract comes into effect, Party A has not licensed, handed over or allowed any third party to use the Script in any way, including but not limited to: permit any third person to use the Script to make movies, TV dramas, modern dramas, stage plays and plays; Party A has not permitted or allowed a third party in any way to adapt or compile the Script into any other works;

3.5 Party A guarantees that Party A has not set any mortgage, pledge and other security rights or any other rights restrictions or burdens in the Script before this Contract comes into effect;

4. Delivery
4.1 Both Parties unanimously agree and confirm that upon this Contract comes into effect, Party A shall deliver the final draft of the Script (such as story synopsis, episode briefs, literary scripts, biographies of characters, dialogue scripts, shooting scripts and all script contents) to Party B within 180 days after receiving the first payment made by Part B as specified in Article 5.1 of this Contract;

4.2 Party A shall deliver the printed paper version of the final draft of the Script, or the USB flash disk, CD or hard disks containing the electronic version (WORD version) corresponding to all the contents of the final draft of the Script to Party B in person, by mail or express delivery, or send the above electronic version (WORD version) to Party B's e-mail address specified in this contract. Within 3 working days after receiving all the documents, Party B shall send written confirmation by letter or e-mail to the physical address or e-mail specified by Party A in this Contract to confirm the receiving of the Script documents.

Article 5 Copyright Transfer Fee
5.1 Both Parties unanimously agree and confirm that Party B shall pay the copyright transfer fee to Party A for authorizing the copyrights of the Script according to the Contract, totaling RMB 9,675,000 yuan only (equivalent of USD $1,500,000). Other than this, Party B does not need to pay any fees to Party A;

5.2 Party B shall pay the copyright transfer fee agreed in Article 5.1 of this Contract to Party A according to the following methods:

5.2.1 Party B shall pay Party A 70% of the total Contract amount, RMB
6,772,500 yuan (equivalent of USD $1,050,000) within 60 days after the Contract comes into effect;

5.2.2 Party A shall deliver the final draft of the Script to Party B in accordance with Article 4 of this Contract, and Party B shall pay Party A RMB 2,902,500 yuan (equivalent of USD $450,000) within 60 days after receiving the final draft of the Script.

5.3 Party B shall pay the copyright transfer fee of the Script agreed in
Article 5.2 of this Contract to Party A's specified account given below:
Opening Banks [ ]
Bank Address [ ]
Swift Code [ ]
Account Name [ ]
Account Number [ ]

5.4 If Party B remits each installment into the account specified by Party A according to Article 5.3 of this Contract, it shall be deemed that Party B has successfully paid the installment to Party A; When Party B makes all the payments agreed in Article 5.3 of this contract, it shall be deemed that Party B has successfully paid all the copyright transfer fee of the Script as agreed in
Article 5.1 of this Contract to Party A; If Party A's account information agreed in this Contract is incorrect, it will not affect Party B's successful payment, and all adverse consequences such as failure to collect money shall be borne by Party A;

5.5 If Party A collects the copyright transfer fee of the Script agreed in this Contract from Party B, it shall pay the individual income tax and other taxes, which shall be paid by Party A according to relevant national tax laws and regulations and has nothing to do with Party B.

Article 6 Rights and Obligations of both parties
6.1 Party A has the right to charge the copyright transfer fee of the Script according to the Contract, and Party B has the obligation to pay the copyright transfer fee of the Script to Party A according to the Contract;

6.2 Party A shall deliver all the contents of the Script to Party B in accordance with Article 4 of this contract, and bear all the expenses involved in the delivery;

6.3 Party A guarantees that after this Contract comes into effect, except for the authorship of the Script, Party A shall neither use any content of the Script by itself or by any third party in any way, nor transfer or promise to transfer any copyright or other rights of the Script to any third party;

6.4 After the Contract comes into effect, Party B has the right to revise the Script, including but not limited to: Party B revises it by itself, entrusts Party A to revise it and entrusts a third person to revise it; if Party B requires Party A to revise the Script, Party A shall revise it according to Party B's requirements, and Party B does not need to pay any revision fees or other expenses to Party A;
if Party B's personnel revise the Script or Party B entrusts a third person to revise the Script, Party B and the specific reviser have the right to enjoy the authorship of the Script; if the revised content does not exceed 50%, the signature of the specific reviser shall be ranked behind Party A; if the revised content exceeds 50%, the signature of the specific reviser shall be ranked before Party A;

6.5 Party A shall assist Party B in handling the application for establishing a TV drama production project by using the Script, including but not limited to:
Party A revises the Script and issues supporting documents according to Party B's requirements; Party A will not charge any fees to Party B for handling the aforementioned assistance-related matters;

6.6 On or before the signing date of this Contract, Party A shall provide and deliver to Party B the certification documents proving that Party A owns the complete and full copyrights of the Script, including but not limited to: the authentic, legal and valid contract for entrusted creation and the copyright registration certificate (if any) signed by Party A and the script creator, which serve as the annexes to this Contract;

6.7 After this Contract comes into effect, Party B has the right to dispose of all the copyrights and other related rights of the Script at its own discretion (including but not limited to Party B's use, permission for use by a third party and transfer to a third party) without obtaining Party A's permission, authorization or consent; All the copyrights, ownership and other rights of any works created or produced by Party B due to the use or processing of the Script shall be enjoyed by
Party B or shared by Party B and the co-producers of any works, and Party B need not pay any fees to Party A; Party A does not have any rights to any of such works (except the authorship of the Script as agreed in this Contract);

6.8 After the Contract comes into effect, if Party B applies the Script to participate in the domestic and international literary and artistic awards, all the awards, rewards and bonuses won will be enjoyed and owned by Party B.

Article 7 Confidentiality
7.1 Party A shall strictly undertake the confidentiality obligation for any content and information of the Script, any content of this Contract and Party B's any business information that Party A obtains when signing and performing this Contract (including but not limited to: Party B's purpose to use the Script to produce a TV drama, the information on establishing a TV drama production project, any subsequent revisions of the Script and Party B's other business information);

7.2 Within the confidentiality period stipulated in this contract, without a written consent of Party B, Party A shall not disclose any confidential information stipulated in Article 7.1 of this Contract to any third party in any way (except that Party A entrusts a lawyer to review this Contract, but shall agree upon the confidentiality obligation of the lawyer; If the lawyer discloses the confidential information agreed in this Contract to others, it shall be deemed as Party A's disclosure and violation of this provision; except that Party A make a disclosure to the administrative examination and approval organization or competent authority when assisting Party B in handling the application for establishing a TV drama production project agreed in this Contract);

Party A sign:
Name: Ruben Igielko-Herrlich
Title: CEO
Date: 05/08/2021

Party B sign:
Name: Mei Wang
Title: CEO
Date: 2021/08/05